EXHIBIT 10.2

EMPLOYEE RETIREMENT AND RETENTION AGREEMENT
This Employee Retirement and Retention Agreement ("Agreement") is executed by and between Coastal Financial Corporation and Community Bank (hereinafter, collectively, the "Employer") and Joel G. Edwards (hereinafter "Employee") effective as of May 7, 2025 (the "Effective Date").
WHEREAS, Employee is currently employed by Employer;
WHEREAS, Employer and Employee acknowledge that Employee has been, and continues to be, a valuable member of Employer's executive team; and
WHEREAS, Employee desires to retire on June 30, 2025;
WHEREAS, in the interest of proper succession planning, Employer desires for Employee to continue working until a new Chief Financial Officer has been hired and a transition plan has been arranged and followed;
WHEREAS, to incentivize Employee to continue working through the April 1, 2026 (the "Retention Period"), Employer desires to offer Employee a retention package.
THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties agree as follows:
1.Continued Employment. Employer and Employee acknowledge and agree that in exchange for Employee's continued employment with Employer through the Retention Period, Employer will not terminate Employee without cause during the Retention Period; provided, that Employer is entitled to terminate Employee at any time during the Retention Period subject to Employer granting to Employee the Severance pursuant to Section 2 of this Agreement. Employee will receive the following compensation and benefits and the following terms shall apply.
a.    Salary. Employer shall continue to pay to Employee Employee's base salary during the duration of Employee's employment during the Retention Period, subject to any reductions in hours pursuant to Section 1b of this Agreement.
b.    Part-Time Employment. The Employer and Employee agree that the Employee shall work at least full-time, which the parties agree shall mean forty (40) hours per week (excluding agreed-upon vacation time, sick time, or other approved leave), until the earlier of (i) October 1, 2025, or (ii) one month from the start date of a new Chief Financial Officer for the Employer (the "Designated Date"). Starting on the Designated Date, the Employee shall work half time (twenty (20) hours per week), or such other number as the Employee and the Employer agree, until the end of the Retention Period. After the Designated Date, the Employee will be entitled to a proportionate percentage of the Employee's base salary. For example, if the Employee works 20 hours per week, the Employee will be entitled to 50% of the Employee's base salary.
c.    Remote or Hybrid Work. The Employer and the Employee agree that, starting on the Designated Date, the Employee will be classified as a remote or a hybrid employee and shall be permitted to work either from a home office or an office or other work site for the Employer, such as the Evergreen administrative offices or the Edmonds branch of the Employer.
d.    Title Change. The Employer and the Employee agree that Employee's title may change, at the reasonable discretion of the Employer, during the Retention Period. Employee consents to any reasonable change in title (for example, from Chief Financial Officer to "Senior Adviser," "Strategic Adviser," or similar) chosen by Employer. Employer and Employee agree that no such title change shall affect the compensation to which the Employee is entitled pursuant to this Agreement.

e.    Reporting. The Employer and the Employee agree that, as of the Effective Date, the Employee reports to the Chief Executive Officer of the Employer. The Employer and the Employee agree that the Employer may reasonably cause the Employee to report to a President of the Employer or a Chief Financial Officer of the Employer, or as otherwise agreed upon between the Employer and the Employee.
f.    Employee Bonus. If Employee is still employed as of October 1, 2025, Employee shall be entitled to receive the appropriate bonus for Employee. This bonus shall be calculated using a method substantially similar to the methods used to calculate the bonus for the Employee in the years 2023 and 2024; provided, that the bonus shall be based on the Employee's average base salary in 2025. As an example, if the Employee's base salary is $100,000, and the Employee worked at least forty (40) hours per week from January 1, 2025, through October 31, 2025, and twenty
(20) hours per week from November 1, 2025, through December 31, 2025, then Employee's average salary would equal $91,666.66 (calculated as: (10 * 100,000 + 2 * 50,000)/12).
Notwithstanding the foregoing, the Employer shall not unreasonably terminate the Employee's employment with Employer prior to the date on which Employee would be entitled to the Employee Bonus for the sole purpose of avoiding payment of the bonus.
g.    Retirement Package. In exchange for Employee's continued employment through the dates set forth below, Employer agrees to vest Employee's unvested incentive stock options and unvested restricted stock units (the "Retirement Package") as follows:
i.    Employer and Employee agree that all of Employee's unvested incentive stock options and unvested restricted stock units with ten-year vesting periods shall be deemed vested on June 30, 2025, subject to Employee's continued employment with the Employer through June 30, 2025, with such restricted stock units settled no later than ten days thereafter.
ii.    Employer and Employee agree that all of Employee's unvested incentive stock options (if any) and unvested restricted stock units with four- or five-year vesting periods shall be deemed vested on the earlier of the scheduled vesting date or April 1, 2026, subject to Employee's continued employment with the Employer through such dates, with such restricted stock units settled no later than ten days thereafter.
2.Severance. If the Employer terminates the Employee's employment with Employer without Cause during the Retention Period, all unvested incentive stock options and unvested restricted stock units of Employee shall immediately vest, with restricted stock units settled no later than ten days thereafter (the "Severance") as of the date of Employee's termination without cause.
3.Taxes and Liabilities. In connection with the Severance and/or the Retirement Package described above, Employee agrees that: (a) Employee is solely responsible for any tax liabilities and consequences which may result from the Severance and/or the Retirement Package, if any; (b) Employee will not be paid any further sums of money by Employer even if the tax liabilities and consequences to Employee from the Severance and/or the Retirement Package are ultimately assessed in a manner which Employee does not anticipate; and (c) Employer has not made any representations to Employee concerning any tax aspects of the Severance and/or the Retirement Package.
4.Termination Due to Disability. or Death. In the event Employee's employment is terminated after the Effective Date but prior to the expiration of the Retention Period by reason of death or disability (as determined by the Company in accordance with the definition of disability provided under Section 409A of the Internal Revenue Code and regulations and guidance promulgated thereunder ("Section 409A")), Employee (or Employee's estate, as applicable) shall be entitled to one of the following, in the Employer's discretion: (i) immediate vesting of all outstanding and unvested stock options and restricted stock units on the date of termination, with restricted stock units settled no later than five business days thereafter, or (ii) immediate cancellation of all outstanding and unvested stock options and restricted stock units in exchange for a cash payment from the Employer to the Employee (or the Employee's estate, as applicable) paid within thirty business days after the date of termination, with a value substantially similar to the value of such equity awards on the date of termination.

5.Termination by Employer for Cause. Employer may immediately terminate Employee's employment and this Agreement for Cause by delivering written notice stating the Cause and the effective date of termination (the "Termination Date"). For the purposes of this Agreement, the term "Cause" means a finding by a mutually selected arbitrator that: (a) Employee has engaged in fraud, gross negligence or misconduct which the Employer reasonably determines will adversely impact the Employee's employment or the Employer's business or client relationships; (b) Employee has committed any felony or any crime involving moral turpitude; (c) Employee has materially failed to perform Employee's assigned duties for the Employer; (d) Employee fails to meet the Employer's performance expectations or fails to competently perform one or more assigned duties; or (e) Employee's material breach of this Agreement (or any other similar agreement with the Company); provided, that with respect to Cause stated in subparagraphs (c), (d), or (e), Employee shall have twenty-one (21) calendar days (or other longer cure period as may be specified by the Employer) from the date Employer notifies Employee of such breach to remedy such breach. Upon such a finding by a mutually selected arbitrator, Employer has the right to immediately terminate Employee's employment and this Agreement for Cause under this Paragraph.
6.Termination After Retention Period. Employee acknowledges that if Employee is terminated by Employer for any reason, including without cause, after the Retention Period, Employee shall not be entitled to any additional payments or benefits other than receipt of any earned but unpaid base salary, paid time off, vested employee retirement, health and welfare benefits and other payments or benefits that are required to be provided by applicable law.
7.Not An Employment Agreement. This Agreement is not a contract of or for employment. No provision of this Agreement shall be construed to affect the employment-at-will relationship between Employer and Employee. The employment relationship may be terminated at any time by either Employer or Employee, whether for cause, without cause, or otherwise; provided, that if Employer terminates Employee's employment with Employer without cause, Employee shall be entitled to pay and bonuses earned by Employee, and all of Employee's unvested incentive stock options and unvested restricted stock units with four-, five-, or ten-year vesting periods shall be deemed vested.
8.Section 409A. This Agreement and the Severance and/or Retirement Package which may be paid hereunder shall be interpreted to be compliant with or exempt from the requirements of Section 409A of the Internal Revenue Code, as amended, and the regulations promulgated thereunder. If the Severance and/or the Retirement Package, or any portion thereof, is subject to Section 409A and payment is due upon a termination of employment or service, payment shall be made only if such termination constitutes a "separation from service" as defined under Treas. Reg. § 1.409A-1(h). In all cases, the Employee shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on the Employee or for the Employee's account in connection with the Severance and/or the Retirement Package (including any taxes and penalties under Section 409A), and Employer nor any of its affiliates shall have any obligation to indemnify or otherwise hold the Employee harmless from any or all of such taxes or penalties. Notwithstanding anything to the contrary in the Agreement, to the extent that any amounts that may be paid or settled under the Agreement (or any other amounts that may be paid or settled under any plan, program or arrangement of the Company or any of its affiliates) are to be paid or settled to Employee upon a separation from service and such payment or settlement would result in the imposition of any individual tax and penalty interest charges imposed under Section 409A, the payment and settlement shall instead be made on the first business day after the date that is six (6) months following such separation from service (or upon death, if earlier). Each amount to be paid or settled, or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A.

ACCEPTANCE OF AGREEMENT
Both parties hereto acknowledge that they have carefully read this Retirement and Retention Agreement, and understand the contents set forth herein, and have signed the same of their own free act.

The undersigned hereby accept the terms and conditions stated in this Retirement and Retention Agreement. This Agreement will become effective and enforceable at 12:01 a.m. on the eighth (8th) calendar day after the date appearing below Employee's signature if not revoked during that period of time.

/s/ Joel G.Edwards	/s/ Erika Heer
Joel G. Edwards	Erika Heer, EVP
May 7, 2025	Chief Human Resources Officer, Coastal Community Bank
Chief Human Resources Officer, Coastal Financial
May 7, 2025